Assetpur13 = final signed asset purchase agreement; 2-2-98

                            ASSET PURCHASE AGREEMENT


This asset purchase agreement, including all appended exhibits and schedules, (collectively the "Agreement") is made on February 2, 1998 between:


JELD-WEN, inc.,
an Oregon corporation                                 ("Buyer");

      AND

Morgan Products Ltd.                                  ("Seller");
a Delaware corporation



WHEREAS, one of Seller's business divisions herein referred to as "Morgan Manufacturing" principally manufactures stile and rail doors in Oshkosh, Wisconsin and Weed, California; and

WHEREAS, Buyer would like to buy from Seller and Seller would like to sell to Buyer substantially all of the assets of Morgan Manufacturing upon the terms and conditions and in reliance upon the representations and warranties set forth in this Agreement;

THEREFORE, Buyer and Seller (the "Parties"; each a "Party") agree as follows:


                                    ARTICLE 1
                                  DEFINED TERMS


1.1 Defined Terms. The following terms shall have the respective meanings set forth below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

      "Accounts Receivable" means all accounts receivable of the Operations which exist on the Effective Date and which are listed on the Effective Date Balance Sheet, whether designated as an account or a note receivable.

      "Acquired Assets" means all of the Morgan Manufacturing
      assets which exist on the Effective Date, wherever located, owned or used by Morgan Manufacturing or necessary for the conduct of the Operations (free and clear of any and all encumbrances, except as specifically allowed in this Agreement), including without limitation: Accounts Receivable, investments, prepaid expenses, rights to the benefit of insurance policies for claims arising out of events which occurred prior to Closing, supplies, Inventory, all real estate (including but not limited to the Real Property), all personal property (including, but not limited to buildings, machinery, equipment, rolling stock, supplies and spare parts), contract rights, lease rights, intellectual property, and all other tangible and intangible assets (including without limitation the name and trademark "Nicolai"), customer lists and copies of any books and records pertinent to Buyer's future use of the Acquired Assets; provided, however, the Acquired Assets shall not include the Excluded Assets.

      "Assignment and Assumption Agreement" means the agreement to be executed by Seller and Buyer at the Closing.

      "Assumed Liabilities" has the meaning specified in Section 5.1 herein.

      "Bill of Sale" means the instrument to be executed by Seller and delivered to Buyer at the Closing.

      "Book Value" shall have the meaning in Section 4.3 herein.

      "Closing" has the meaning specified in Article 3 hereof.

      "Closing Date" has the meaning specified in Article 3 hereof.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Effective   Date  Balance  Sheet"  means  the  balance  sheet  of  Morgan
      Manufacturing as further described in Section 4.3 herein.

      "Effective Date" has the meaning specified in Article 3 hereof.

      "Environmental Hazard" means: (i) any contaminant or hazardous, toxic, radioactive, infectious or dangerous substance, material or waste as regulated, defined or listed under any Environmental Law applicable to the Operations or the Real Property; (ii) any material containing more than one percent by weight of asbestos; (iii) explosives or (iv) urea formaldehyde.

      "Environmental Law" means any domestic or foreign federal, provincial, state or local law, rule, regulation, ordinance, statute, order, license, permit, judgment or award relating to pollution of the ambient environment, environmental protection or pollution control including without limitation matters relating to air, water or soil quality, or the control, handling, storage, release or disposal of Environmental Hazards pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act or any similar federal, state or local statutes or regulations.

      "Excess Inventory"  has the meaning specified in Section 4.3 hereof.

      "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

      "Excluded Assets" means: (i) all cash, cash equivalents, and short-term investments; (ii) any accounts receivable or advances due from employees of Seller or parties related to Seller; (iii) all prepaid taxes except prepaid real property taxes accepted by Buyer; (iv) all insurance policies except rights to the benefit of insurance policies for claims arising out of events which occurred prior to Closing; (v) all other prepaid expenses that have no tangible benefit to Buyer following the Closing contemplated by this Agreement; (vi) all deposits which are not customer deposits for future sales orders; (vii) any property owned by a third party vendor;
      (viii) any goodwill included on Seller's balance sheet; (ix) the names "Morgan" and "Morgan Manufacturing", the Seller's "Morgan Doorman" name and logo and the Seller's "M" logo and any variations thereof except as otherwise set forth herein; (xi) Seller's settlement agreement with Reeb Millwork; (xii) all capitalized leasehold improvements at Morgan
      Manufacturings' Weed, California operation, or at the leased office building located at 500 Park Plaza, Oshkosh, Wisconsin; (xiii) any contract rights under the contracts listed on Schedule 7.18 except for contracts, the liabilities relating to which Buyer is assuming hereunder; (xiv) any assets relating to Seller's contract with Bend Wood Products regarding "Project X"; (xv) any rights of Seller under that certain trademark license agreement dated as of November 29, 1991 between Seller and Marmac Corporation; (xvi) any rights of Seller under that certain supply agreement dated as of November 27, 1991 by and between Seller, Texmar Corporation and Marmac Corporation and (xvii) any assets or properties of Seller which are used solely in Seller's distribution business, which are not necessary for the conduct of the Operations.

      "Inventory" means all of the inventories of merchandise and stock in trade of the Operations existing as of the Effective Date, including raw materials, work in process, and finished goods, whether located at the Real Property or in transit or elsewhere.

      "Leased Real Property" means the real property leased by Seller at the locations of the Operations listed on Schedule 1.3.

      "Operations" means Seller in its actions which comprise or relate to its Morgan Manufacturing operations or its Morgan Manufacturing business.

      "Owned Real Property" means the real property and all improvements, attachments and related property located at 523 Oregon Street, Oshkosh, Wisconsin 54901 and further described in Schedule 1.4.

      "Person"   shall  mean  an   individual,   partnership,   joint   venture,
      corporation, bank, trust, unincorporated organization and/or a government or any department or agency thereof.

      "Purchase Price" has the meaning specified in Section 4.1 hereof.

      "Real  Property"  means  the  Owned  Real  Property  and the  Leased  Real
      Property.

      "Slow Moving Inventory" means any Inventory that is in excess of one year's supply of Inventory.


                                    ARTICLE 2

                      AGREEMENT TO SELL AND PURCHASE ASSETS


2.1 Agreement to Sell and Purchase Assets. At the Closing, Seller shall sell, transfer and assign to Buyer and Buyer shall acquire from Seller the Acquired Assets free and clear of any and all encumbrances, except for the Assumed Liabilities which Buyer has specifically agreed to assume pursuant to the provisions of Section 5.2 hereof, which Assumed Liabilities Buyer shall, at the Closing, assume and undertake to perform.


                                    ARTICLE 3
                                     CLOSING


3.1 Closing Place, Time and Date. The sale and purchase of the Acquired Assets and the related transactions as contemplated by this Agreement (the "Closing") shall take place at Seller's offices in Oshkosh, Wisconsin at 1:00 p.m. (local time) on February 2, 1998 (or such other place, date and time as shall be agreed upon by Buyer and Seller).

      The date of the Closing is referred to in this Agreement as the "Closing Date".

3.2 Effective Date. When completed, the Closing shall be effective as of 12:01 a.m. (local time) on February 2, 1998 (the "Effective Date").


                                    ARTICLE 4

       PURCHASE PRICE PAYMENT, CALCULATION, ALLOCATION, AND ADJUSTMENT


4.1 Purchase Price and Payment. Subject to the adjustment provisions provided in Section 4.2, 4.3 and 4.4 below, the purchase price for the Acquired Assets (the "Purchase Price") shall be Thirty Eight Million Four Hundred Seventy Five Thousand and no/100ths Dollars ($38,475,000.00), payable in immediately available funds by wire transfer at the Closing as follows:

            a. Seller. Thirty Six Million Nine Hundred Seventy Five Thousand and no/100ths Dollars ($36,975,000.00);

            b. Escrow Agent. One Million Five Hundred Thousand and No/100ths Dollars ($1,500,000.00) (the "Escrowed Funds") shall be placed into an escrow account by wire transfer as provided in Section 4.5.

4.2   Purchase Price Allocation and Calculation.

      a.    Allocation Among Assets.  Subject to the adjustment  contemplated in
            Section 4.3, the Purchase Price shall be allocated among the Acquired Assets according to Schedule 4.2 (a).

      b. Tax Matters Relating to Allocation. The Parties agree to act in accordance with the allocations of Section 4.2(a) in any relevant tax returns or filings (including any forms or reports required to be filed pursuant to any provisions of federal, state, county or municipal taxing law or regulations promulgated thereunder) (collectively, the "Tax Returns"), and to cooperate in the preparation of any Tax Returns and to file such Tax Returns in the manner required by applicable law.

            Notwithstanding the provisions of this Section 4.2, in the event that any tax authorities, or any court of competent jurisdiction, shall not honor the allocation of the Purchase Price as agreed hereto by the Parties and as filed hereby, the Parties may be required to reallocate the Purchase Price among the Acquired Assets; however, the total of the Purchase Price shall not be adjusted for such reason.

4.3   Purchase Price Adjustments.

      a. Book Value of Morgan Manufacturing. Following the Closing, Seller shall prepare a balance sheet of Morgan Manufacturing as of the Effective Date (the "Effective Date Balance Sheet") according to the following standards.

            i.    General Standards. Seller shall deliver to Buyer, within fifty
                  (50) days following the Effective Date (by March 23, 1998), the Effective Date Balance Sheet. Seller shall permit Buyer reasonably full access to audit Seller's work papers and Effective Date Balance Sheet, which process shall be completed within 50 days after the Effective Date Balance Sheet has been proposed to the Buyer (by May 12,
                  1998).

                  The Effective Date Balance Sheet shall only include the asset portion of the balance sheet of Morgan Manufacturing (which shall be comprised of the Acquired Assets) and shall not include the liability or equity section of Morgan Manufacturing's balance sheet.

                  Except as specified in Schedule 4.3 or as otherwise set forth in this Agreement, the Effective Date Balance Sheet shall be prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with the Seller's methods and procedures for valuing assets as were used by Seller in its December 31, 1996 financial statements relating to the Oshkosh operations (including the same standards under GAAP for treatment of repair parts, supplies and maintenance materials; eg. items not capitalized in prior years shall not be capitalized on the Effective Date Balance Sheet).

                  The format of the Effective Date Balance Sheet shall be mutually agreed to by the Parties prior to the Closing Date and shall be substantially in the form of Schedule 4.3.

                  Buyer shall permit Seller reasonably full access to the books and records of the Operations and to Buyer's employees in Oshkosh, Wisconsin and Buyer shall cooperate with Seller in any reasonable manner requested by Seller, in connection with Seller's preparation of the Effective Date Balance Sheet.

            ii. Specific Items. The Seller shall conduct a physical counting of the Inventory in connection with its preparation of the Effective Date Balance Sheet. The Buyer and its representative shall be entitled to be present at and observe such physical counting of Inventory. Each party shall use its reasonable best efforts to resolve any physical count discrepancies identified by either party at the time of the taking of the physical inventory. The Inventory value shall be computed on a lower of cost or market First-In First-Out ("FIFO") basis. Rebates received with respect to the Inventory shall be reflected in the material costs via purchase price variances.

                  The Inventory value shall be computed in accordance with GAAP consistently applied and shall be discounted for any Inventory which is damaged, obsolete, Slow Moving, returned or which requires net realizable value reserves (including full write-offs if required under GAAP) ("Excess Inventory").

                  If agreement regarding the valuation of Excess Inventory cannot be reached, the Seller may elect to retain title to such Excess Inventory and will have sixty days from the Closing Date to remove them from the Operations. The Buyer will have sixty (60) days from the Closing Date to remove any Inventory included in the Acquired Assets from any Real Property of Seller that is not included in the Acquired Assets.

                  Variances caused by excess capacity costs, substantial inventory downsizing and costs not normally considered for capitalization shall not be included in inventory variance capitalization. Such Inventory that includes capitalized variances shall be further reviewed and valued at the lower of its cost or net realizable value.

                  Any goodwill, deferred charges, office supplies, deferred taxes, and Excluded Assets on the Effective Date Balance Sheet shall be valued at zero.

                  The asset value of any capital equipment leases on the Effective Date Balance Sheet assumed by Buyer pursuant to
                  Article 5 of this Agreement shall be shown net of related liabilities.

                  Assets included in Seller's depreciation schedule which have been sold or transferred or which no longer exist ("Missing Assets") shall be valued at zero on the Effective Date Balance
                  Sheet:  a) if the  Missing  Asset has a  depreciated  value of

                  $3,000 or greater or b) to the extent the depreciated value of all Missing Assets that have depreciated values of lower than $3,000 exceed $10,000 in the aggregate.

            iii. Settlement of Disputes. In the event that Buyer and Seller are unable to agree upon the final audit numbers, then either Party may refer any issue in dispute to the Milwaukee, Wisconsin offices of KPMG accounting firm (the "Accountant"), whose decision shall be final and binding on both Seller and Buyer.

                  The fees and expenses of the Accountant chosen to resolve disputes concerning the Effective Date Balance Sheet shall be shared equally by Seller and Buyer. The Accountant shall have access to all work papers of Seller and Buyer reasonably necessary to review and resolve questions regarding the issues in dispute.

                  The Accountant shall render its determination to the Parties within 30 days of the date on which the issue or issues are presented to it by the Parties.

      After the assets have been valued according to the standards in this Section, the resultant value attributed thereto shall be further reduced by Three Million and no/100ths Dollars ($3,000,000.00) solely for purposes of the Effective Date Balance Sheet and determination of the Purchase Price adjustment.

      b. Purchase Price Adjustments. To the extent that the net book value of the Acquired Assets on the Effective Date Balance Sheet (the "Book Value") is less than or greater than Thirty Eight Million Four Hundred Seventy Five Thousand and no/100ths Dollars ($38,475,000.00), then the Purchase Price described in Section 4.3 above shall be reduced or increased as the case may be, dollar for dollar, to the extent of such variance.

            In the event such adjustments are not made at Closing, the entire dollar amount of such adjustments shall be paid in cash within five
            (5) days following final determination of the Book Value, whether by agreement of the Parties or upon receipt by the Parties of the

            Accountant's determination of the disputed issues, together with interest on the amount of such adjustment at the rate of nine percent (9%) per annum from the date of Closing to the date of payment.

4.4   Guarantee of Accounts Receivable.  For a period of one hundred eighty days
      (180) days following the Effective Date (until August 1st, 1998)(the "Collection Period"), Buyer shall use reasonable business efforts to collect the Accounts Receivable purchased by Buyer as part of the Acquired Assets.

      To the extent that any Accounts Receivable remain Uncollected at the end of such 180-day period, Seller shall pay to the Buyer, in cash within five
      (5) days of Buyer's request, the amount of the Uncollected Accounts Receivable, together with interest on the amount calculated herein at the rate of nine percent (9%) per annum from the Closing Date to the date of payment.

      Buyer shall make available to Seller and its accountants and representatives the books and records of the Operations and Buyer's employees in Oshkosh, Wisconsin reasonably necessary for Seller to determine the accuracy of any payment required to be made by Seller pursuant to this Section.

      Promptly following any reimbursement payment from Seller to Buyer for Uncollected Accounts Receivable pursuant to this Section 4.4, the Buyer shall transfer all right, title and interest in and to such Uncollected Accounts Receivable to the Seller, free and clear of any and all encumbrances and Buyer shall have no further obligations of any kind to collect the Accounts Receivable. The term "Collected" as it relates to the Accounts Receivable guarantee shall mean the extent to which outstanding Accounts Receivable have been paid to the Buyer: a) in cash or other good funds or b) by deposits previously paid by Seller to the Buyer.

      The term "Collected" shall specifically exclude any credits taken by the customer for prompt pay discounts, credits for defective or damaged goods, goods not received or any other related credit items. Any credit balances included in the purchased Accounts Receivable which result in a liability to a customer shall be treated as an offset to subsequently collected amounts. The term "Uncollected" shall mean not

      Collected.

4.5   Escrowed  Funds.  The Parties agree that the Escrowed  Funds  described in
      Section 4.1 shall be held in escrow by the Manhattan, New York City, New York office of The Chase Manhattan Bank (the "Escrow Agent") to be used for the purpose of making post-closing adjustments relating to the audit and the Accounts Receivable guarantee. The escrow arrangement shall be evidenced by an escrow agreement in the form of Exhibit A, which is attached hereto (the "Escrow Agreement").

      The escrow procedure outlined in this Section and in the Escrow Agreement shall in no way limit Buyer from exercising any other remedies it may have under this Agreement or at law or equity, including, but not limited to the right of Buyer to claim as damages against Seller an amount greater than the amount of money held in escrow or paid out of escrow.


                                    ARTICLE 5
                               LIABILITIES ASSUMED


5.1 Liabilities Not Assumed. As part of its purchase of the Acquired Assets, Buyer shall assume no liabilities of Seller and no contracts of Seller of any kind except those that Buyer expressly, in writing, agrees to take or assume (the "Assumed Liabilities").

5.2 Assumed Liabilities. Seller shall assign to Buyer and Buyer shall assume from Seller the following Assumed Liabilities of Seller:

      a. Purchase Contracts. The Seller's obligations with respect to the Operations under any purchase contracts made prior to the Closing for inventory or other goods in transit, provided that such contracts are reasonable on the basis of quality, quantity, price, brand, dimensions and other terms, and incurred in the ordinary course of business by Morgan Manufacturing ("Purchase Contracts"); provided that such inventory or other goods in transit are not included on the Effective Date Balance Sheet.

            Buyer has  reviewed  the price and  quantity  terms of the

            Purchase Contracts listed on Schedule 5.2(a) and Buyer agrees that they are reasonable on those bases.

      b. Sale Contracts. The Seller's obligations with respect to the Operations under sales contracts arising from:

            i.    sales  orders  accepted  by  Morgan   Manufacturing  from  the
                  customers of Morgan Manufacturing prior to the Closing, and

            ii. quotes made to customers by the Seller with respect to the Operations prior to the Closing which are accepted after Closing;

                  provided: 1) that the terms of such contracts were incurred by the Seller in the ordinary course of business on commercially reasonable terms (including, without limitation, adequate credit protection) and 2) that the Seller has assigned all corresponding rights under such contracts to Buyer either herein or in another document (the "Sale Contracts").

                  Buyer has reviewed the price and quantity terms of the Sale Contracts listed on Schedule 5.2(b) and Buyer agrees that they are reasonable on those bases.

                  Buyer's assumption of customer deposit liabilities hereunder shall be limited to the extent that Seller has delivered cash to Buyer for such liabilities, which amount shall be finally determined in the audit described in Article 4.

      c. Miscellaneous Contracts. The Seller's obligations with respect to the Operations under the contracts described on the attached
            Schedule  5.2  (c),   (the   "Miscellaneous   Contracts").   If  the
            Miscellaneous Contracts are not assumable, Buyer shall have no obligation to assume them, provided that, in such event, the contract rights associated with such non-assumed Miscellaneous Contracts shall be deemed to be Excluded Assets and shall not be transferred to Buyer hereunder.

      Buyer shall not assume any contract liabilities unless Seller has also assigned to Buyer the related contract rights and assets.

5.3 Proration of Continuing Liabilities. Buyer and Seller shall prorate the amount of liability each shall have for liabilities which accrue on an ongoing basis using the Effective Date as the date for such prorations.

      Such   prorations   shall   include,   but  not  be   limited   to  Morgan
      Manufacturing's:

      a.    Prepaid or accrued property taxes;

      b.    Any liabilities assumed by Buyer in Section 5.2(c);

      c. Utility expenses provided that the billings cannot be separated at the Effective Date and

      d.

      Seller shall be responsible for expenses allocable to the period prior to the Effective Date and Buyer shall be responsible for expenses allocable to the period after the Effective Date.

      To the extent possible, the proration of expenses and the corresponding amounts for which each party shall be liable shall be determined and settled by the Parties at the same time as the Effective Date Balance Sheet is finalized.

5.3 Closing Date Employee Costs. Seller shall be responsible for all costs of the Operations through the Effective Date except for the cost of the wages for the hourly employees of Seller for February 2, 1998, which shall be split equally between Seller and Buyer.



                                    ARTICLE 6
                   REPRESENTATIONS AND WARRANTIES OF BUYER


6. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

6.1 Organization, Standing and Authority. Buyer is a corporation, duly organized and in good standing under the laws of the State of Oregon, and possesses all requisite corporate power and authority to enter into and perform this Agreement.

6.2 Authorization. The execution, delivery and performance of this Agreement by Buyer have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement is a valid, binding and enforceable obligation of Buyer except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting or limiting the rights of creditors generally.

6.3 Compliance with Laws. To the best of Buyer's knowledge, Buyer is in substantial compliance with all applicable laws, rules and regulations affecting or relating to the properties or the business of Buyer which could affect Buyer's ability to perform under this Agreement.

6.4 Litigation. There are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of Buyer, threatened against Buyer which materially adversely affect or might materially adversely affect the validity of or Buyer's ability to consummate the transactions described in this Agreement.

6.5 Notices and Consents. Except for any filings and approvals required by the Hart Scott Rodino (HSR) Act, no notice or consent of any party or governmental authority is required in connection with the execution, delivery and performance of this Agreement by Buyer, other than notices which have been given and consents which have been obtained prior to the execution of this Agreement.

6.6 Compliance with Instruments. The execution, delivery and performance of this Agreement by Buyer does not and will not conflict with or result in a breach of or a default under, or give rise to any right of termination, cancellation or acceleration with respect to, any of the terms, conditions or provisions of any indenture, contract, agreement, license, lease or other instrument or obligation to which Buyer is a party or by which it is bound or which affects the business or any property of Buyer or violates any order, writ, injunction or decree applicable to Buyer or conflicts with or results in a default under any provisions of the Articles of Incorporation or Bylaws of Buyer.

6.7 No Finders' Fees. Neither Buyer nor any Person acting on Buyer's behalf has employed any broker or finder or incurred any liability for any brokerage fees or commissions or any finder's fees in connection with the negotiations relative to this Agreement or the consummation of the transactions contemplated hereby.

6.8 Financial Ability to Perform. The Buyer has or has access to sufficient funds to pay the Purchase Price on the terms and conditions contemplated by this Agreement and has heretofore furnished the Seller with sufficient evidence of such ability. The Buyer acknowledges and agrees that the Buyer's performance of its obligations under this Agreement is not in any way contingent upon the availability of financing to the Buyer.



                                    ARTICLE 7
                   REPRESENTATIONS AND WARRANTIES OF SELLER


7. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows:

7.1 Standing and Authority of Seller. Seller is a corporation, duly organized and in good standing under the laws of the State of Delaware, and possesses all requisite corporate power and authority to enter into and perform this Agreement.

7.2 Authorization by Seller. The execution, delivery and performance of this Agreement by Seller has been duly and validly authorized by all necessary action on the part of Seller and this Agreement is a valid, binding and enforceable obligation of Seller except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting or limiting the rights of creditors generally.

7.3 Compliance with Laws. To the best of Seller's knowledge, Seller is in compliance with all material laws, rules and regulations affecting or relating to the Acquired Assets, or the Operations.

7.4 Governmental and Other Consents. Except for any filings and approvals required by the HSR Act, or as set forth in Schedule 7.4 hereto, or those already acquired by the Seller, no certificates, permits, licenses, authorizations, consents or approvals of, or registration, qualification or filing with, any governmental authority or other Person

      (including but not limited to waste water discharge permits, storm water discharge permits, and air discharge permits) are required in connection with the execution, delivery and performance of this Agreement by Seller or, to the best of Seller's knowledge, are required for the lawful conduct and use, occupation and operation of the Acquired Assets or to permit the Buyer to use the Acquired Assets consistent with the present conduct and use, occupation and operation of the Acquired Assets.

      The Seller possesses and, on the Closing Date shall assign to the Buyer, to the extent such can be assigned, all licenses and permits necessary to operate the Real Property for its present use and in accordance with Environmental Laws and all material terms and conditions of such licenses and permits have been duly complied with and all such licenses and permits are in good standing.

      Seller shall ensure that the Real Property has water and septic systems or services that meet local and state government building laws, codes, permits and regulations ("Codes") in all material respects, as well as the actual permits for such systems, if required. In the event such systems do not have permits or do not meet the codes in all material respects, Seller shall have sixty (60) days from the date of Closing to cause such systems to meet the codes in all material respects and/or to obtain permits or to compensate Buyer for the costs of doing so.

7.5 Litigation. Schedule 7.5 hereto sets forth a listing of all actions, suits, proceedings or governmental investigations pending or, to the knowledge of Seller, threatened against Seller which materially adversely affect or are reasonably likely to materially adversely affect the Acquired Assets, the Operations (including the financial condition of the Operations) or Seller's ability to perform its obligations under this Agreement.

7.6 Compliance with Instruments. Seller is not in default under, or in breach of any material term or provision of any contract, lease, agreement or other instrument to which Seller is a party with respect to the Operations or by which any of the Acquired Assets are bound.

      Except as set forth in Schedule 7.6 hereto, the execution, delivery and performance of this Agreement by Seller does not and will not conflict with or result in a breach of or a default under, or give rise to any right of termination, cancellation or acceleration with respect to, any of the terms, conditions or provisions of any indenture, contract, agreement, license, lease or other instrument to which Seller is a party in respect of the Operations or by which any of the Acquired Assets may be bound including the Articles of Incorporation and the Bylaws of Seller, nor will it violate any order, writ, injunction or decree applicable to Seller in respect of the Operations or the Acquired Assets.

7.7 Brokers. No person acting on behalf of Seller or under the authority of Seller is or will be entitled to any broker's, finder's or similar fee, directly or indirectly from Buyer in connection with the asset purchase contemplated in this Agreement.

7.8 Title and Condition of Acquired Assets. Except as set forth in Schedule 7.8, which sets forth the "Permitted Encumbrances", Seller has good, marketable and indefeasible title to all of the Acquired Assets, free and clear of all mortgages, liens, charges, claims, leases, restrictions and encumbrances whatsoever.

      Neither the use or location of the buildings on the Owned Real Property encroach on or interfere with any legal rights of any third parties.

      Except as disclosed in this Agreement, Seller has no knowledge of any facts or circumstances, relating to the Real Property, that would prevent the continued operation of the activities presently being conducted on the Real Property.

      Except as disclosed in Schedule 7.8, there is no agreement of any kind whereby any Person or Persons have any right to acquire or obtain (by purchase, gift, merger, consolidation or otherwise) an interest in any of the Acquired Assets, except for contracts for the sale of products to customers made in the ordinary course of business.

      All of the Acquired Assets have been maintained in accordance with the normal maintenance and repair policies of Seller and, to Seller's knowledge, are in a state of repair (ordinary wear and tear excepted) which is adequate for the normal use of such property in the Operations.

7.9 Inventory. The Inventory covered by this Asset Purchase Agreement consists of items of a quality and condition useable or saleable in the ordinary course of the business of Seller, except to the extent such Inventory is valued at less than full value in the Effective Date Balance Sheet described in Section 4.3.

      This Section is intended only for the purpose of Seller's representations and warranties, and in no way affects the valuation of the Inventory under
      Section 4.3 herein.

7.10 Vehicular Equipment. Schedule 7.10 (a) contains a list of all vehicular equipment owned or leased by the Seller with respect to the Operations. Such vehicular equipment is in roadworthy condition and is, and shall be on the Closing Date capable of satisfying the inspection requirements and performance standards prescribed by all applicable state and federal laws and regulations for its particular type or class, except for the exceptions listed on Schedule 7.10 (b).

7.11  Intentionally deleted.

7.12 Insurance Policies. Schedule 7.12 hereto lists and describes all policies of insurance held by Seller on the date hereof with respect to the Operations.

      All policies of insurance listed in Schedule 7.12 hereto are, and shall be through Closing, in full force and effect.

7.13 Taxes. All material taxes, assessments and governmental charges which have been levied or assessed, or which have become due with respect to or which may encumber the Acquired Assets, for any taxable year of the Seller ending on or before December 31, 1997, have been or will be paid before delinquency.

      All material real and personal property tax returns with respect to applicable Acquired Assets have been, or will be, timely filed and paid, and are complete and accurate in all material respects and there are no disputes pending or, to Seller's knowledge, threatened over any such returns.

      For the purpose of this Section 7.13, the word "tax" includes any tax (including, without limitation, any tax on income, corporations, capital, excise, property, sales, transfers, water, business, goods and services and any fuel tax), any duty, (including, without limitation, any interest, penalty or additional costs relating thereto) imposed by any competent taxing authority.

7.14  Environmental Matters.  Except as set forth in Schedule 7.14 hereto:

      a. Compliance With Laws. The Acquired Assets and the Operations are in compliance in all material respects with the requirements of all Environmental Laws as in effect as of the date hereof, including, without limitation, any and all requirements with respect to permits, licenses, and other authorizations required by any Environmental Law as in effect as of the date hereof;

      b. No Claims or Investigations. The Seller has not received any written claim or notice of an investigation, within the last three (3) years, or any oral claim or notice of an investigation within the last one (1) year and, to Seller's best knowledge, no claim or investigation is threatened against, the Acquired Assets or the Operations by any governmental agency or authority or any other Persons alleging a violation by Seller of, or a noncompliance of any Acquired Asset with, any Environmental Law as in effect as of the date hereof;

      c. No Hazards on Property. Except for the use, manufacture, treatment, storage or disposal of Environmental Hazards in the ordinary course of the business of Seller and in material compliance with all
            Environmental Laws as in effect as of the date hereof, no Environmental Hazard is or has been used, treated, stored, disposed of, released, spilled, generated, manufactured or otherwise handled by Seller or, to the knowledge of Seller, otherwise come to be located on or under, or is threatened to become located on or under the Real Property or at the Operations.

      d.    Underground Tanks. To the best of Seller's knowledge,  Schedule 7.14
            (d) sets forth the size, location, construction, date of installation, use and testing history of all underground storage tanks (whether or not excluded from regulation under any Environmental Law as in effect as of the date hereof, and whether or not currently in use) on the Owned or to the Seller's best knowledge, on the Leased Real Property.

      e. Full Environmental Disclosure. The Seller has fully disclosed to the Buyer all environmental reports, investigations, assessments, audits, studies, permits, licenses and records in the possession or control of the Seller with respect to the Operations and the Real Property and relating to Environmental Hazards or Environmental Laws as in effect as of the date hereof.

      Notwithstanding anything to the contrary contained in this Agreement, this
      Section 7.14 contains the only representations and warranties of the Seller with respect to the matters addressed herein.

7.15 Intellectual Property. Schedule 7.15 sets forth all intellectual property material to the conduct of the Operations which is: a) owned by the Seller and used in the Operation or b) owned by the Operations. The present conduct of the Operations by the Seller does not infringe upon any presently existing rights, patents, trademarks, copyrights or other trade rights of any Person.

7.16 Employees and Labor Relations Matters. Except as set forth in Schedule 7.16, Seller represents and warrants that, with respect to the Operations:

      a. Compliance with laws. Seller has complied in all material respects with all labor and employment laws, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes;

      b. No actions pending. There is no unfair labor practice charge, complaint, or other material employment action against Seller pending or, to Seller's best knowledge, threatened before any governmental agency and Seller is not subject to any order to bargain by any governmental agency;

      c. No strikes, etc. There is no labor strike, dispute, request for representation, slowdown or stoppage pending or, to Seller's best knowledge, threatened against Seller;

      d. No grievances. There are no grievances that might have a material adverse effect on the Acquired Assets or the

            Operations and no arbitration proceeding arising out of or under any collective bargaining agreement is pending and, to the best of Seller's knowledge, no basis exists for any such grievance or arbitration proceeding;

      e. No restrictions on employees. To the best knowledge of Seller, no employee of Seller is subject to any non-compete, nondisclosure, confidentiality, employment, consulting or other agreement with Persons other than Seller relating to the Operations.

7.17 Employee Benefit Plans. Schedule 7.17 hereto lists all plans, programs, employment contracts or arrangements of Seller that are applicable to the employees of the Operations, including plans not maintained by Seller but to which it contributes or is obligated to contribute relating to bonus, incentive compensation, severance pay, profit sharing, retirement, pension, group insurance, disability, death benefits or other benefits or similar arrangements, including but not limited to "employee benefit plans" within the meaning of Section 3(3) of ERISA relating to any of the Operations' past or present employees, which are in effect on the date hereof or which have a present or continuing effect on the Operations, even if discontinued at an earlier date ("Plans").

      As of the date of the  Closing  and  except  as stated  in  Schedule  7.17 hereto:

      a. The Plans comply in all material respects with the requirements of law;

      b. With respect to any Plan that is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Part 3 of Title I of ERISA, other than a multiemployer plan within the meaning of Section 4001(a)(3) or ERISA ("multiemployer plans"), the present value of all accrued benefits under any such Plan did not, as of the most recent valuation date thereof, exceed the fair market value of the assets of such Plan allocable to such accrued benefits

      c. There are no unfunded liabilities for retiree medical and life insurance benefits (or any other post retirement benefits, including pension and retirement plan benefits other than those set forth on
            Schedule  7.17) for any such Plan  determined  as of the most recent valuation date, other than employee-paid benefit contributions required;

      d. Seller does not and will not, on the Closing Date, have any material withdrawal liability under any Plan that is a multi-employer pension plan under Part I of Subtitle E of Title IV of ERISA, if as of the Closing Date Seller were to have a complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA, respectively) from such Plan;

      e. There are no pending or to the best of Seller's knowledge anticipated claims against or otherwise involving any of the Plans, or no suit, action or other litigation (excluding routine claims for benefits incurred in the ordinary course) have been brought against or with respect to any such Plan;

      f. All contributions, reserves, or premium payments, required to be made as of the date hereof to the Plans have been made or provided for;

      g. No Plan or trust created thereunder, or any trustee or administrator thereof, has engaged in a prohibited transaction which could subject such Plan or the Buyer or the Seller to tax or penalty on prohibited transactions imposed under Section 4975 of the Code or Sections 409 or 502(c) of ERISA;

      h. If such Plan is an employee pension plan as defined in Section 3(2) of ERISA, the Plan has applied for and received favorable letters of determination from relevant tax authorities relative to each such Plan and all material amendments thereto; and

7.18 Morgan Manufacturing's Contracts. Schedule 7.18 hereto sets forth a list of each lease, employment agreement, guarantee, and each material loan agreement, mortgage, pledge agreement, each material agreement or other material instrument to which Morgan Manufacturing is a party or to which the Seller is a party with respect to the Operations or by which any of the Acquired Assets are bound.

      For purposes hereof, an agreement is material only if it calls for payments or otherwise creates obligations (contingently or otherwise) to or from Morgan Manufacturing or the Seller with respect to the Operations of an amount or with a value in excess of $50,000.00 during any 12-month period after the date hereof or in an aggregate amount or value of $100,000.00 or more over the lifetime of such contract or agreement.

      In the case of inventory purchase  agreements or product sales agreements,
      Schedule 7.18 describes only those purchase contracts with a value of $50,000 or greater and those sales agreements with a value of $50,000 or greater.

7.19 Financial Statements of Seller. Schedule 7.19 contains true and complete copies of Morgan Manufacturing's a) December 31, 1996 financial statements and b) balance sheet and income statement as of August 2, 1997 and for the period ending August 2, 1997, respectively.

      The financial statements referred to in clauses a) and b) above (the "Financial Statements") present fairly the financial condition of Morgan Manufacturing and the results of its operations for the corresponding periods specified above and were prepared in accordance with GAAP, applied on a basis consistent with Seller's methods and procedures for valuing assets and liabilities as are historically used by Seller in relation to the Operations. The Financial Statements are true and correct in all material respects and do not contain any misstatement of a material fact, or omit to state any fact known to Seller required to make such Financial Statements not misleading.

7.20 Conduct and Transactions Since August 2, 1997. Except as otherwise disclosed in Schedule 7.20 or provided in this Agreement, since August 2, 1997 there has been no material adverse change in Morgan Manufacturing's financial condition, assets, liabilities or business and the Seller has, with respect to the Operations:

      a. Business. Conducted the Operations only in the ordinary course and substantially in the manner in which such Operations were being conducted on August 2, 1997;

      b.    Indebtedness.   Not  created,  incurred,   assumed,   guaranteed  or
            otherwise become liable with respect to any indebtedness for borrowed money other than in the ordinary course of business;

      c. Transaction. Not entered into any transactions whatsoever other than in the ordinary course of business;

      d. Insurance. Continued to be covered by liability, workers' compensation, casualty and other insurance of such types and in not less than such amounts as heretofore carried with respect to the Operations (except to the extent that insurable values have decreased);

      e. Assets. Not sold, leased, mortgaged, pledged or otherwise encumbered or disposed of any of its assets or properties or agreed to do any of the foregoing, except in the ordinary course of business in arm's length transactions;

      f. Waivers. Not waived any material rights of Seller whether or not such were in the ordinary course of business or were consistent with past practice;

      g.    Expenditures.   Not  made  or   committed   to  make   any   capital
            expenditures, capital additions or capital improvements aggregating more than $50,000.00;

      h. Contracts. Not entered into, or terminated, any contract, agreement, commitment or understanding applicable to the Operations with a value, cost, or commitment in excess of $50,000.00 other than raw material purchases or sales to Morgan Manufacturing's customers made in the ordinary course of business.

Notwithstanding anything to the contrary contained in this Agreement, under no circumstances shall the fact that any employees, other than the Key Management Employees of the Operations, have terminated their employment constitute a material adverse change in Morgan Manufacturing's financial condition, assets, liabilities or business.

7.21 Asset Listing. The Acquired Assets shall include but are not limited to those assets listed on the most recent depreciation schedule for such assets which is attached as Schedule 7.21 and shows the purchase price, date of purchase and accumulated depreciation on each item.

7.22  Product  Warranties.  Schedule 7.22  contains all of the standard  product
      warranties  and  service  guarantee   policies
      of Seller (the "Product Warranties") for all products sold for which warranty periods have not expired and which were furnished to all customers by Seller in connection with the products, materials and services supplied by Seller to its customers up to the Closing.

      Except as set forth in Schedule 7.22, there are no material product or service guarantees, agreement of guarantees, indemnifications, assumptions or endorsements, quality guarantees, return policies, customer volume incentive programs, or rebate policies, or any other customer support committed by Morgan Manufacturing to its customers.

      Morgan Manufacturing's costs for internal and external services, labor, time, materials and money supplied by Morgan Manufacturing for claims made on Product Warranties or for other products which have been alleged to have manufacturing defects that prevent the products from being used as warranted (together, the "Warranty Costs") have been less than $500,000 per year for the 3 calendar years preceding Closing.

7.23 Full Disclosure. Except as set forth in Schedule 7.23 or as reflected in this Agreement or in any other schedules attached hereto, to Seller's knowledge there are no other existing matters or liabilities, contingent or otherwise, which materially adversely affect or have a substantial likelihood in the future of materially adversely affecting the Acquired Assets.

      To Seller's knowledge, no representation or warranty by Seller in this Agreement, nor any statement or certificate furnished or to be furnished to Buyer pursuant hereto or in the agreements contemplated hereby, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact known to Seller necessary to make the statements contained herein or therein not misleading.

      Seller is not aware of any liabilities of any nature that could pass to Buyer as a result of the transactions contemplated by this Agreement, whether accrued, absolute, contingent or otherwise, including without limitation, tax liabilities due or to become due, whether incurred or measured by Seller's income for any period prior to the Closing Date, or arising out of transactions entered into, or any state of facts existing prior thereto, except the Assumed Liabilities or other liabilities undertaken by Buyer pursuant to this Agreement.

      The Seller does not make, and has not made, any representations or warranties relating to the Seller, Morgan Manufacturing, the Operations, the Acquired Assets, the Assumed Liabilities or otherwise in connection with the transactions contemplated hereby other than those expressly set forth herein which are made by the Seller.

      Without limiting the generality of the foregoing, the Seller has not made, and shall not be deemed to have made, any representations or warranties in any presentation concerning the Operations in connection with the transactions contemplated hereby, and no statement made in any such presentation shall be deemed a representation or warranty hereunder or otherwise, except as specifically made herein. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any presentations are not and shall not be deemed to be or to include representations or warranties of the Seller, except as specifically made herein.

      Notwithstanding anything to the contrary contained in this Agreement or in any of the Schedules, any information disclosed in one Schedule shall be deemed to be disclosed in all Schedules.

7.24 Related Party Transactions. Except as expressly provided herein or as Buyer may otherwise consent in writing, Seller has not, with respect to the Operations, engaged in any transaction with any related parties other than in the ordinary course of business consistent with prior practice and upon terms no less favorable to Seller than it would obtain in a comparable arm's length transaction with a Person not affiliated with Seller.

7.25  Employee Notifications. Seller has given the notices described in Schedule
      7.25 and, by doing so, to Seller's best knowledge, Seller has given adequate notice to all of Morgan Manufacturing employees and employee bargaining units and all local and state and federal governments required to satisfy all state and federal laws which prescribe that such notice be given in the event of the termination of an employee.

7.26 Knowledge. Whenever a representation or warranty made by the Seller herein refers to the knowledge of the Seller, such knowledge shall be deemed to consist only of the actual knowledge on the date hereof of Seller's management employees, who are listed on Schedule 7.26.



                                    ARTICLE 8
                                BUYER'S COVENANTS


8.1 Purchase Price. Upon execution of this and all transactions required at Closing, Buyer shall pay the Purchase Price as described in Section 4.1 herein.

8.2 Sales and Use Taxes. Buyer shall be responsible for any sales or use tax due on the sale of the Acquired Assets.

8.3 Obligation to Perform Assumed Liability Obligations. Buyer shall perform all of the obligations which it assumes: a) under the Assumed Liabilities or b) otherwise in this Agreement.



                                    ARTICLE 9

                               SELLER'S COVENANTS


9.1 UCC Reports. At Seller's expense, Seller will provide to Buyer, on or before the Closing, copies of a UCC search, covering all personal property which forms part of the Acquired Assets, and copies of all recorded instruments and documents referred to therein.

9.2 Encumbrances. At Buyer's option Seller shall take all necessary actions to unencumber any encumbered Acquired Assets (including, specifically the Owned Real Property) from all encumbrances, except for Permitted Encumbrances and those encumbrances expressly assumed herein, prior to Closing, at Closing or as soon after Closing as required by the Buyer.

9.3 Asset Listing. At Closing, Seller shall provide Buyer with an updated version of Schedule 7.21, current as of December 31, 1997, which shall be updated to the Closing Date as part of the Article 4 audit.

9.4 Title Insurance. At Seller's expense, Seller shall provide Buyer, at Closing, with an ALTA policy of title insurance with extended coverage for the Owned Real Property.

9.5 Surveys. Seller shall, at its cost, provide current surveys of each parcel of the Owned Real Property, showing all structures, roads, parking areas, easements and geographical features, such as waterways or drainage canals.

9.6 Real Property Landlord Statement. For all leases of Leased Property assumed under this Agreement Seller shall obtain a statement from the lessor involved outlining any items requiring maintenance, cleanup or repair under the terms of the lease.

      Such estoppel statement shall also include a statement of assignment approval, if required by the terms of the relevant lease, by all lessors for leases of Leased Real Property assigned as part of this Agreement or assigned as part of an ancillary agreement to Buyer.

9.7 Taxes and Compliance with Laws. Seller shall promptly and properly file when due all federal, and other tax returns, reports, and declarations required to be filed by Seller with respect to the Operations prior to the Closing, and shall pay or make full and adequate provision for the payment of all taxes and governmental charges due from or payable by Seller in connection with such returns, reports and declarations. Seller shall use its best efforts to comply in all material respects with all laws and regulations applicable to the Acquired Assets and the Operations.

9.8 Transfer Taxes and Fees. Seller shall be responsible for any real estate transfer tax applicable to the transfer of the Acquired Assets.

      Seller shall also be responsible for any fees related to the recording or filing of any real estate deeds or conveyances.

9.9 Sale of Enterprise. Seller declares that the assets sold under this agreement constitute a substantial part of the enterprise and is made outside the ordinary course of business of Seller.

9.10 Conduct Until Closing. Except as expressly provided herein or as set forth in Schedule 9.10 or as Buyer may otherwise consent in writing, Seller agrees that from the date of this Agreement to the Closing Date, Seller agrees to use its best efforts to conduct the Operations only in the ordinary course and substantially as heretofore operated and will act in a manner so that, as of the Closing Date, the representations and warranties set forth in Article 7 will be true at the Closing Date. Furthermore, Seller shall use its best efforts:

      a. preserve intact the present business organization and goodwill of the Operations and its relationship with Persons having business dealings with the Operations including, without limitation, suppliers, lenders, creditors, distributors, customers and others having business or financial relationships with the Operations, and

      b.    keep available the services of the employees listed on Schedule 9.10
            (b) (the "Key Management Employees") on terms and conditions no less favorable to Seller than those on which the Key Management Employees are presently employed.

      This Section 9.10 shall not give rise to any rights on behalf of Persons not parties to this Agreement.



                                   ARTICLE 10
                                MUTUAL COVENANTS


10.1 Permits, Consents, Approvals and Further Cooperation. As soon as possible following the execution of this Agreement, Seller and Buyer shall each use reasonable efforts to obtain all permits, consents and approvals from any governmental or regulatory body or any other Person where required for the consummation of the Closing and the transactions contemplated hereby.

      Each Party, at the request of the other and without additional consideration, shall execute and deliver or cause to be executed and delivered from time to time such further instruments and shall take such further action as the requesting Party may reasonably require in order to carry out more effectively the intent and purpose of this Agreement.

10.2 No Inconsistent Actions. Buyer and Seller will not voluntarily undertake any course of action materially inconsistent with the provisions or intent of this Agreement, and each such Party will promptly do all acts and take all such measures as may be appropriate to comply in all material respects, as soon as practicable, with the terms, conditions and provisions of this Agreement.

10.3 Confidentiality Covenants. Prior to the Closing Date, if this Agreement is terminated, each Party hereto will, and will cause its employees, consultants and other representatives to, hold in strict confidence all Confidential Information except as provided in this Agreement.

      "Confidential Information" means all oral or written data, reports, records or materials ("Information") provided by a Party to the other or its agents, as well as the terms and conditions and existence of this Agreement, except to the extent the Information: was already known to the Party provided with the Information at the time of its disclosure hereunder; is independently obtained by the Party provided with the Information from a third party having no duty of confidentiality to the other party; is independently developed by the party provided with the Information without use of any Information supplied hereunder; or is obligated to be disclosed by the party receiving the Information pursuant to applicable law, regulation or legal process (provided, that in the event that a Party becomes legally compelled to disclose any of the other Party's Confidential Information, such Party shall provide the other with prompt notice thereof, specifying in reasonable detail the nature of such disclosure, so that the other Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. Each Party shall use, at the request of the other, all reasonable efforts to cooperate with the other Party in seeking a protective order or other appropriate remedy in respect thereof. In the event that such protective order or other remedy is not obtained, or the other Party waives compliance with provisions of this Agreement, only that part of the Confidential Information that each Party is advised by written opinion of counsel is legally required, will be disclosed and each Party will exercise its reasonable best efforts to ensure that confidential treatment will be accorded such Confidential Information.

      Furthermore, each Party will return to the other all Confidential Information documents, copies of same, work papers and other materials containing or based upon the Confidential Information, together with an affidavit of Buyer or Seller, as the case may be, affirming that all such Confidential Information has been returned.

10.4 Public Announcements. No Party shall make, nor permit any of its affiliates or representatives to make, any news release or other public disclosure pertaining to this Agreement or the transactions contemplated hereby without the prior approval of the other Party or Parties as to both form and content, which approval shall not be unreasonably withheld unless such disclosure is required by applicable securities laws or stock exchange rules. In any case, the Buyer shall have the right to review any disclosure Seller plans to make, in advance of the disclosure.

10.5 Consents and Approvals. As soon as possible following the execution of this Agreement, Seller and Buyer shall each have used reasonable efforts to obtain the consent or approval of each Person whose consent or approval shall be required in order to permit the purchase and sale of the Acquired Assets as contemplated herein.

10.6 Delivery of Agreements. In further consideration for the promises herein, Seller and Buyer shall execute, enter and deliver to each other all agreements and documents required under this Agreement including, but not limited to the following at Closing:

      a. Bill of Sale - transferring to Buyer all of the Acquired Assets free of all liens and encumbrances;

      b.    Asset List - Schedule 7.21 updated through the December 31, 1997;

      c. UCC Search - showing the Acquired Assets free and clear of any encumbrances which are not accepted by the Buyer except those to be paid off at Closing;

      d. Assignment and Assumption Agreement - transferring all of the Purchase Contracts, Sale Contracts, Miscellaneous Contracts and other rights included in the Acquired Assets, and whereby the Buyer assumes and agrees to perform all of the Seller's obligations, duties and liabilities contained in the Assumed Liabilities;

      e. Assignment of Intellectual Property - transferring all intellectual property contained in the Acquired Assets to the Buyer;

      f. General Warranty Deed - transferring the Owned Real Property to the Buyer, including all buildings, improvements and fixtures erected thereon, and together with all rights appurtenant thereto;

      g. ALTA Title Policy - insuring title to the Owned Real Property and including only those exceptions to good title which are acceptable to the Buyer;

      h. Vehicle Titles - transferring title to all vehicles included in the Acquired Assets to the Buyer;

      i.    Noncompete Agreement - obligating Seller not to compete with Buyer;

      j. Supply Agreement - Seller and Buyer shall have executed an agreement for Buyer to supply Seller with products;

      k. Trademark License Agreement - for Buyer's use of the names "Morgan" and "Doorman," and any logos associated therewith;

      l. Lessor Estoppel and Consent to Assignment Agreement releasing the Parties from liability for pre-Closing actions or inactions and granting Seller the right to assign the agreement to Buyer;

      m. Employment Agreements - for Buyer's employment of the Key Management Employees after the Effective Date;

      n.    Resolutions of the Board of Directors - all corporate parties;

      o.    Certificates of Good Standing - all corporate parties;

      p. Opinion of Seller's counsel - Buyer shall have received an opinion, dated the Closing Date, of counsel to Seller; and

      q. Opinion of Buyer's counsel - Seller shall have received an opinion, dated the Closing Date, of Buyer's in-house counsel.

10.7 Inventory Agreement. Prior to Closing, both Seller and JELD-WEN shall work together to manage the inventory levels of Morgan Manufacturing in order to 1) have the proper inventory at Closing as necessary for the ongoing business, 2) minimize the overall inventory levels as much as is practical, and 3) minimize the obsolete, damaged and Slow Moving inventory as much as possible.

10.8 Certain Covenants Related to Employees. Buyer shall permit each person who is an employee of the Seller with respect to the Operations immediately prior to the Closing Date (including such persons who are absent from work as of the Closing Date because of vacation, disability or other leave authorized by the Seller) who becomes an employee of the Buyer as of the Closing Date (each, a "Buyer's Oshkosh Employee") to take unpaid vacation under Buyer's vacation policies as Buyer shall apply them to Buyer's Oshkosh Employees.

      Within 10 days after the Closing Date, Seller shall pay to the Buyer's Oshkosh employees the amount of the vacation pay so accrued to such Buyer's Oshkosh Employees as of the Closing Date.



                                   ARTICLE 11
                  CONDITIONS TO SELLER'S OBLIGATION TO CLOSE


11. Conditions to Seller's Obligation to Close. The obligation of Seller to transfer, assign, and deliver the Acquired Assets to Buyer pursuant to this Agreement is subject to the satisfaction (unless waived in writing by Seller) of each of the following conditions at and as of the Closing:

11.1 Representations and Warranties Correct. The representations and warranties of Buyer contained in Article 6 hereof shall be true and correct in all material respects on and as of the date of this Agreement and at and as of the Closing as though made at and as of the Closing, except as affected by the transactions contemplated by this Agreement, or if such failure of a representation or warranty to be true and correct is cured by Buyer on or before the Closing Date.

11.2 Performance of Obligations by Buyer. Buyer shall have performed and complied with in all material respects all agreements and conditions required to be performed, or complied with by Buyer prior to or at the Closing, including the covenants in Articles 8, 10 and 11 under this Agreement.

11.3 Compliance Certificate. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, of a duly authorized officer of Buyer certifying that the conditions specified in Sections 11.1 and 11.2 hereof have been satisfied.

11.4 Miscellaneous Documents. Seller shall have received all documents Seller may reasonably request relating to the existence of Buyer and Buyer's authority to execute, deliver and perform this Agreement, including, without limitation, a certificate pursuant to which the Buyer acknowledges that it has been afforded the opportunity to evaluate the merits of the transactions contemplated hereby.

11.5 Consents and Notices. The applicable waiting period under the HSR Act, with respect to the transactions contemplated by this Agreement, shall have expired or been terminated by appropriate governmental authorities. Buyer shall have obtained or effected all consents, approvals, waivers, notices and filings required in connection with the execution and delivery by Buyer of this Agreement or consummation by Buyer of the transactions contemplated thereby, and any notice or waiting period relating thereto shall have expired with all requirements lawfully imposed having been satisfied in all material respects.

11.6 Absence of Litigation. No order, stay, judgment or decree shall have been issued, which remains in effect, by any court restraining or prohibiting the Closing and no action, suit or proceeding shall have been commenced, and be pending, by any governmental or regulatory body seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement.

11.7  Purchase  Price.  The Purchase  Price shall have been paid as described in
      Section 4.1 herein.



                                   ARTICLE 12
                  CONDITIONS TO BUYER'S OBLIGATION TO CLOSE


12. Conditions to Buyer's Obligation to Close. The obligation of Buyer to purchase the Acquired Assets from Seller pursuant hereto is subject to the satisfaction (unless waived in writing by Buyer) of each of the following conditions at and as of the Closing:

12.1 Representations and Warranties Correct. The representations and warranties of Seller contained in Article 7 hereof shall be true and correct in all material respects on and as of the date of this Agreement and at and as of the Closing as though made at and as of the Closing, except as affected by the transactions contemplated by this Agreement, or if such failure of a representation or warranty to be true and correct is cured by Seller on or before the Closing Date.

12.2 Performance of Obligations by Seller. Seller shall have performed and complied in all material respects with all agreements and conditions required to be performed or complied with by Seller under this Agreement prior to or at the Closing including the covenants in Articles 9, 10 and 12.

12.3  Compliance   Certificate.   Seller   shall  have   delivered  to  Buyer  a
      certificate, dated as of the Closing Date, certifying that the conditions specified in Section 12.1 and 12.2 hereof have been satisfied.

12.4 Miscellaneous Documents. Buyer shall have received all documents Buyer may reasonably request relating to the existence of Seller and Seller's authority to execute, deliver and perform this Agreement, including without limitation, a list of Seller's officers and directors.

12.5  Intentionally Omitted.

12.6 Consents and Notices. The applicable waiting period under the HSR Act, with respect to this asset purchase, shall have expired or been terminated by appropriate governmental authorities. Seller shall have obtained or effected all other consents, approvals, waivers, notices and filings required in order to permit the purchase and sale of the assets as contemplated herein, and any notice or waiting period relating thereto shall have expired with all requirements lawfully imposed having been satisfied in all material respects.

12.7 Absence of Litigation. No order, stay, judgment or decree shall have been issued, which remains in effect, by any court restraining or prohibiting the Closing and no action, suit or proceeding shall have been commenced, and be pending, by any governmental or regulatory body seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement.



                                   ARTICLE 13
                           LIMITATIONS ON LIABILITIES


13.1 Survival of Representations and Warranties. The representations and warranties made in this Agreement by Seller and by Buyer and in any certificates delivered by Seller hereunder shall survive the Closing and be valid and actionable for a period of two (2) years after the Closing Date.

      Notwithstanding the foregoing, for claims relating to taxes, the survival time period for representations and warranties and indemnification limits shall extend until one week after the date upon which the relevant statute of limitations for liability expires.

      Notwithstanding the foregoing, the language in this Section 13.1 and its two (2) year time limit described herein shall not apply to or in any way affect any of the indemnification provisions described in Article 14, except for the specific provisions in Section 14.1 (a) regarding indemnification for Representation and Warranty Claims.

13.2 Insured Claims. A Party shall have no liability for any claim to the extent the claim is wholly covered by insurance maintained by or for the benefit of such Party (including, in the case of Buyer, any such insurance coverage applicable to the Acquired Assets) which was in effect on the Closing Date, provided the Party actually receives the benefit of any such coverage.

13.3 Basket - Representations and Warranties and Product Warranty Claims. No Damages shall be recoverable by Buyer for Representation and Warranty Claims or for Product Warranty Claims (and no claim therefor shall be asserted for any purpose whatsoever hereunder) unless the aggregate amount of the Buyer's Representation and Warranty Claims and Product Warranty Claims exceeds $150,000 and then only to the extent the aggregate of such claims exceed $150,000.

      Buyer shall assume the first $150,000 of Damages claimed against Buyer which are Representation and Warranty Claims or Product Warranty Claims which arose out of Seller's actions or inactions prior to the Closing Date and Buyer shall not be liable for or assume any other liabilities of Seller unless specifically assumed hereunder.

13.4 Product Warranty Claims Limit. Seller's obligation under this Agreement to indemnify Buyer for Product Warranty Claims shall only apply to Product Warranty Claims which arise before 5 years after the Effective Date.

13.5 Representations and Warranties Claims Limit. Seller's obligation under this Agreement to indemnify Buyer for Representation and Warranty Claims shall only apply to Representation and Warranty Claims which arise before 2 years after the Effective Date.

13.6 Contingent Liability Claims Limit. Seller's obligation under this Agreement to indemnify Buyer for Contingent Liability Claims shall only apply to Contingent Liability Claims which arise before 7 years after the Effective Date.

13.7 Environmental Liability Claims Limit. Seller's obligation under this Agreement to indemnify Buyer for Environmental Liability Claims shall only apply to Environmental Liability Claims which arise before 5 years after the Effective Date.

13.8 Cap on Liability. Seller's obligation under this Agreement to indemnify Buyer for Representations and Warranties Claims, Product Warranty Claims and Environmental Liability Claims shall be limited, in the aggregate, to $25,000,000.

13.9 No Double Adjustment. The amount of Damages Buyer may claim in an indemnification claim hereunder shall be reduced by the amount Buyer has received, at or after the Closing, as an adjustment to the Purchase Price under Article 4 for such Damages.

Notwithstanding the foregoing, in the event of actual fraud, the limits on the survival of representations and warranties and the limits on indemnification in this Agreement shall not be effective.

Also notwithstanding the foregoing, the limitations in Article 13 and 14 shall in no way preclude Buyer from the ability to defend any claim on the basis that the liability is not a liability of Buyer specifically assumed hereunder and nothing herein shall limit the right Buyer would otherwise have to make a cross complaint under this Agreement against Seller for liabilities not assumed hereunder.

The Parties agree that Buyer shall in no way be construed as a successor entity for any employment or other liabilities of Seller, except for those liabilities specifically assumed hereunder.



                                   ARTICLE 14
                                 INDEMNIFICATION


14.1 Seller's Indemnification. Subject to the limitations in Articles 13 and 15 and this Article 14, Seller agrees to defend, hold harmless and indemnify and compensate Buyer against and in respect of any and all liabilities, losses, damages, deficiencies, actions, suits, proceedings and demands (collectively, "Damages") resulting from or relating to any of the following:

      a.    Breach of Representation, Warranty, or Covenant.

            i. Any breach or nonfulfillment by Seller of any representation or warranty contained in this Agreement, the attached exhibits, schedules, or any other certificates or documents furnished or to be furnished by Seller including, but not limited to, those representations and warranties specified in Articles 7, 9 and 10 ("Representation and Warranty Claims");

            ii. Any breach or nonfulfillment by Seller of any covenant contained in this Agreement, the attached exhibits, schedules, or any other certificates or documents furnished or to be furnished by Seller including, but not limited to, those covenants specified in Articles 7, 9 and 10;

            Buyer shall not be precluded or limited from receiving indemnification from Seller under this Article 14 for the reason that Seller did not breach a representation or warranty with respect to such claim, if such claim can be made under another indemnification provision of this Article 14;

      b. Product Warranty Claims. All claims arising from or related to claims for deficient, defective or damaged products produced, purchased, sold or distributed or services rendered by Seller or its agents prior to the Closing Date ("Product Warranty Claims");

      c. Environmental Claims. Any use, treatment, storage, transportation or disposal of any Environmental Hazard prior to the Closing, relating to the Real Property or the Operations, to the extent that it is a violation of or requires remediation pursuant to Environmental Law; any environmental claim pertaining to Seller's ownership or use of the Acquired Assets or the Operations to the extent such claim is a claim of violation of or requires remediation pursuant to any Environmental Law in effect as of the Closing Date (collectively, "Environmental Liability Claims");

      d. Normal Course Liabilities. Financial liabilities of Seller that arise in the normal course of business which are not assumed hereunder, such as debt and accounts payable ("Normal Course Liabilities");

      e. Bulk Sales Act. All liabilities related to any compliance required under any bulk sales act and any liabilities resulting from noncompliance therewith; and

      f. Other Liabilities. All other liabilities of Seller of any nature, other than the Assumed Liabilities, the Normal Course Liabilities, the Environmental Liability Claims and the Product Liability Claims, whether accrued, absolute, contingent or otherwise, existing on or arising out of Seller's conduct or omissions prior to the Closing Date (including without limitation, liabilities under any lease or contract assumed by Buyer related to acts or omissions of Seller prior to the Closing and including any liability Buyer incurs for withdrawal from any multi-employer benefit Plan listed in Schedule
            7.17 or for an underfunded Plan listed in Schedule 7.17) ("Contingent Liability Claims").

14.2 Full Indemnity. The amount of either Party's obligation to indemnify the other under this Article 14 and its subsections shall include in each case penalties, costs and expenses, incurred by the other, including, without limitation, reasonable attorneys' fees and interest.

      Indemnification   of  a  Party  under  this   Article  14  shall   include
      indemnification of the Party's employees, directors and shareholders for claims against such parties which could have been made against the Party.

14.3 Buyer's Indemnification. Subject to the limitations in Articles 13 and 15 and this Article 14, Buyer agrees to defend, indemnify and hold harmless and compensate Seller against and in respect of any and all Damages resulting from or relating to any claims due to any inaccuracy in, or breach of, or nonfulfillment of, any representation, warranty or covenant of Buyer contained in this Agreement, the attached exhibits, schedules, or any other certificates or documents furnished or to be furnished by Buyer including, but not limited to, those representations, warranties and covenants specified in Articles 6, 8, 9 and 11 (if any of such items survives Closing) to the extent any such liabilities, losses, damages, deficiencies, actions, suits, proceedings and demands were not caused by Seller.

      Seller shall not be precluded or limited from receiving indemnification from Buyer under this Article 14 for the reason that Buyer did not breach a representation or warranty with respect to such claim, if such claim can be made under another indemnification provision of this Article 14.



                                   ARTICLE 15
                     INDEMNIFICATION PROCEDURE AND LAWSUITS

15.1  General Indemnification Procedure.

      a. Notice. If Buyer determines that it is entitled to indemnification under the Agreement, Buyer shall notify the Seller in writing of its right to indemnification (the "Claim"). Any notice pursuant to this section shall set forth the relevant information respecting the Claim. Any Party who receives notice of a claim against such Party by a third party for which such Party believes it is or will be entitled to indemnification hereunder shall promptly give notice of such third party Claim to the other Party and shall provide copies of correspondence related thereto.

            The Seller shall then have a twenty (20) day period following receipt of the Buyer's notice to issue a written response to Buyer, indicating Seller's intention to either:

            i.    contest the Buyer's Claim;

            ii. accept the Claim as valid on the condition that the amount of the Claim can be determined and is reasonable; or

            iii.  unconditionally accept the Claim as valid.

      b. Response. Seller's failure to provide a written response to the Buyer's notice within the aforesaid twenty (20) day period shall be deemed to be a conditional consent to the payment by Seller of the Claim under Section 15.1(a)(ii).

15.2  Contesting Lawsuits.

      a. Control of Defense. Seller shall be entitled, at its cost and expense, to contest and defend by all legal proceedings ("Defend") as it deems appropriate any Claim with respect to which it is called upon to indemnify Buyer under the provisions of this Agreement; provided, however, that

            i. Seller accepts responsibility to pay the full amount of the Claim and defense (when adjudicated, settled or due),

            ii.   the value of the Claim is under $300,000 and

            iii.  the  Claim is not a Claim  that  will  materially  affect  the business of the Buyer (including, but not limited to anti-trust and intellectual property claims (except for intellectual property claims related to the intellectual property licensed by Buyer to Seller pursuant to the Trademark License Agreement which claims shall be governed by the terms and conditions thereunder)) (a "High Impact Claim").

            Buyer and Seller shall jointly control and cooperate in deciding how to Defend claims in excess of $300,000 and Claims that are High Impact Claims, at all times taking into consideration the interests of both Parties.

      b. Notice of Seller's Intent to Defend. Notice of Seller's intention to Defend a Claim shall be delivered by Seller to Buyer within 20 days from the date of receipt by Seller of notice from Buyer of the assertion of the Claim.

      c. Buyer Contest. If, after Seller has received notice of a Claim, Seller cannot or does not elect to Defend a Claim, Seller shall be bound by the result obtained with respect thereto by Buyer (to the extent it is liable hereunder).

            Seller shall not interfere with Buyer's Defense of any Claim that Seller has refused to Defend.

      d. Seller Preference to Settle. In a Claim controlled by Buyer, Seller may offer to pay the costs of the Defense,settlement and/or abandonment of the Claim and request that Buyer abandon or settle the Claim. If Buyer disagrees, Seller shall be liable hereunder only to the extent of the lesser of:

            i. the amount which the third party claimant had agreed to accept in full and complete payment or compromise as of the time Seller made its request to settle to Buyer or

            ii. such amount for which Seller may be liable with respect to such Claim by reason of the provisions hereof.

      e. Cooperation. Buyer agrees to afford Seller and its counsel the opportunity to be present at, and to participate in, conferences with all Persons, including governmental authorities, asserting any Claim against Buyer or conferences with representatives of or counsel for such Persons.

            If requested by Seller, Buyer agrees to cooperate with Seller and its counsel in contesting any Claim which Seller has the right to contest or, if appropriate, in making any counterclaim against the Person asserting the Claim, or any cross-complaint against any Person, however Seller shall reimburse Buyer for any expenses incurred by Buyer in so cooperating.

15.3 Payment of Claims. Seller shall pay to Buyer, upon demand, the amount of any damages to which Buyer may become entitled by reason of the provisions of this Article 15, together with interest at the rate of nine percent (9%) per annum on any amounts due to or actually expended by the Buyer from the earlier of the date said amounts become due or were expended until payment in full is made by Seller (subtracting therefrom any interest, for such time period, awarded in an adjudication of the matter). Such payment shall be made in cash or other immediately available funds at the address of Buyer specified in this Agreement.

15.4 Procedures for Buyer Indemnities. If Buyer is obligated to indemnify Seller under this Agreement, the procedures outlined above for Seller as the indemnifying party shall apply to Buyer and the procedures above relating to Buyer as indemnified party shall apply to Seller.


                                   ARTICLE 16
                                  TERMINATION


16.1 Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

      a.    Mutual.  By written mutual consent of Seller and Buyer;

      b.    Buyer. By Buyer upon the giving of written notice to Seller, if:

            i. the Closing has not occurred on or before April 1, 1998, unless the Closing has not occurred by such date because clearance of the transaction under the HSR Act has not yet occurred, in which case such date shall be extended until June 30, 1998; or

            ii. Seller has breached this Agreement, or any representation, or warranty made by Seller is untrue or if any covenant or condition contained in this Agreement has not been met by Seller as of the Closing Date (unless any of the above have been caused by Buyer's actions or inactions), provided Seller shall have a reasonable opportunity to cure any such default or untruth.

      c.    Seller. By Seller upon the giving of written notice to Buyer, if:

            i. the Closing has not occurred on or before April 1, 1998, unless the Closing has not occurred by such date because clearance of the transaction under the HSR Act has not yet occurred, in which case such date shall be extended until June 30, 1998; or

            ii. Buyer has breached this Agreement, any representation or warranty made by Buyer is untrue, or if any covenant or conditions contained in this Agreement has not been met by Buyer as of the Closing Date, provided Buyer shall have a reasonable opportunity to cure any such default or untruth (unless such condition has not been met due to Seller's actions or inactions).


                                   ARTICLE 17
                            MISCELLANEOUS PROVISIONS


17.1 Expenses. Each Party will be responsible for its own fees and expenses, including legal, accounting and other professional fees and expenses, incurred in connection with the asset purchase contemplated in this Agreement.

17.2 Descriptive Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

17.3 Amendments and Waivers. Any term or provision of this Agreement may be waived without affecting any of the rights, conditions, or limitations relating to the other terms and conditions of this Agreement at any time by an instrument in writing signed by the Party which is entitled to the benefits thereof and this Agreement may be amended or supplemented at any time by an instrument in writing signed by all Parties hereto.

17.4 Assignment. Neither this Agreement nor any obligation hereunder shall be assigned or assignable by Buyer or Seller without the prior written consent of the other Party hereto, provided that at Buyer's option, Buyer may elect to acquire the Seller's assets through a subsidiary or affiliated corporation (in which case Buyer shall remain fully liable, as guarantor, for all obligations of Buyer hereunder and shall execute a guarantee of such obligations in form and substance reasonable satisfactory to Seller).

17.5 Binding Effect. The Agreement shall be binding upon and inure to the benefit of and be enforceable by each of the Parties hereto and their respective successors and assigns.

17.6 Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and sent via facsimile, followed by hard copy by overnight courier, addressed as follows:

            To Buyer:                           To Seller:

            JELD-WEN, inc.                      Morgan Products Ltd.
            Attn:  Doug Kintzinger              Attn:  Larry Robinette
            3250 Lakeport Blvd.                 469 McLaws Circle
            Klamath Falls, Oregon  97601        Williamsburg, Virginia 23185

            Fax: (541) 885-7447                 Fax: (757) 564-1714


                                                Winthrop, Stimson, Putnam

                                                & Roberts
                                                Attn:  Frode Jensen
                                                Financial Centre
                                                695 East Main Street
                                                Stamford, Connecticut
                                                               06904-6760

                                                Fax:  (203) 965-8226

17.7 Integration. This Agreement, including the exhibits and schedules hereto and all documents and papers delivered pursuant hereto and any written amendments hereof executed by the Parties to this Agreement, constitutes the entire agreement between the Parties hereto with respect to the transactions contemplated hereby and supersedes and is in full substitution for any and all prior agreements and understandings between any of said Parties relating to such transactions.

17.8 Amendments. This Agreement may be amended only by written agreement executed by all the Parties hereto.

17.9 Governing Law and Forum. The validity, construction and enforcement of, and the remedies under this agreement, shall be governed in accordance with the laws of the State of Wisconsin.

17.10 Counterparts.   This   Agreement   may  be   executed  in  any  number  of
      counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

17.11 Legal Fees. In the event legal action is taken to enforce this Agreement or any provision thereof, or as a result of any breach of warranty or representation or other default of either Party, the prevailing Party in such action shall be entitled to receive its reasonable legal fees, in addition to all other costs or charges allowed, which shall be fixed by the court or courts in which the suit or action, including any appeal thereon, is tried, heard or decided.

17.12 Arbitration. Any controversy or claim arising out or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules of the Commercial Arbitration Rules of the American Arbitration Association and Title 9 of the U.S. Code.

      In addition to all other powers, the arbitrator shall have the exclusive right to determine all issues of arbitrability and legal fees. Judgment on any arbitration award may be entered in any court with jurisdiction.

      Any arbitration filed between the parties will be arbitrated in Milwaukee, Wisconsin or any other location mutually acceptable to the Parties for such arbitration.

      The costs of arbitration, excluding the attorneys' fees, shall be paid equally between the parties.

17.13 Legal Counsel and Drafting. The parties acknowledge and agree: 1) that each has been represented by counsel of their own choosing in the negotiation and preparation of this Agreement; 2) that they have read this Agreement; 3) that they have had the Agreement fully explained to them by such counsel; and 4) that they are fully aware of the contents and legal effect of this Agreement. Furthermore, both parties participated in the drafting of this Agreement and neither shall be deemed its drafter or construed as causing any uncertainty or ambiguity as to any of its provisions.

17.14 Exclusivity of Terms. The rights, remedies and obligations of the Parties in connection with this Agreement and transactions contemplated hereby shall be governed exclusively by the terms of this Agreement, except in the event of fraud and except that nothing herein shall prevent any Party from seeking to specifically enforce the terms and covenants hereunder.

17.15 Time of Essence. Time is of the essence of this Agreement.


The Parties signing below hereby agree to all of the terms and conditions of this Agreement.


JELD-WEN, inc.                          Morgan Products Ltd.

By:___________________________          By:___________________________

Douglas P. Kintzinger,                       Larry Robinette,
Its Secretary                                Its President

                                    EXHIBITS

      EXHIBIT A                              Escrow Agreement

                                    SCHEDULES

      SCHEDULE 1.3                           Leased Real Property

      SCHEDULE 1.4                           Owned Real Property

      SCHEDULE 4.2(a)                        Allocation of Purchase Price

      SCHEDULE 4.3                           Effective Date Balance Sheet Format
                                                and Exceptions to GAAP

      SCHEDULE 5.2(a)                        Purchase Contracts

      SCHEDULE 5.2(b)                        Sale Contracts

      SCHEDULE 5.2(c)                        Miscellaneous Contracts

      SCHEDULE 7.4                           Consents and Permits

      SCHEDULE 7.5                           Litigation

      SCHEDULE 7.6                           Conflicts

      SCHEDULE 7.8                           Permitted Encumbrances

      SCHEDULE 7.10(a)                       Vehicular Equipment

      SCHEDULE 7.10(b)                       Exceptions to Roadworthy Condition

      SCHEDULE 7.12                          Insurance Policies

      SCHEDULE 7.14                          Environmental Matters

      SCHEDULE 7.14(d)                       Underground Tanks

      SCHEDULE 7.15                          Intellectual Property

      SCHEDULE 7.16                          Employees and Labor Relations
                                                Matters

      SCHEDULE 7.17                          Employee Benefits Plans

      SCHEDULE 7.18                          Morgan Manufacturing's Contracts

      SCHEDULE 7.19                          Financial Statements of Seller

      SCHEDULE 7.20                          Certain Changes

      SCHEDULE 7.21                          Asset Listing

      SCHEDULE 7.22                          Product Warranties and Other
                                                Programs

      SCHEDULE 7.23                          Full Disclosure

      SCHEDULE 7.25                          Employee Notification

      SCHEDULE 7.26                          Knowledge

      SCHEDULE 9.10                          Conduct Until Closing

      SCHEDULE 9.10(b)                       Key Management Employees


The Company agrees to supplementally furnish the Securities Exchange Commission (the "Commission") with a copy of any ommitted schedule upon the Commission's request.